NEWS RELEASE

For Immediate Release	Contact:	Barbara Thompson
October 25, 2017		First Citizens BancShares
919.716.2716

FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR THIRD QUARTER 2017
RALEIGH, N.C. -- First Citizens BancShares, Inc. (BancShares) (Nasdaq: FCNCA) announced its financial results for the quarter ended September 30, 2017. Net income for the third quarter of 2017 was $67.1 million, or $5.58 per share, compared to $51.4 million, or $4.28 per share, for the corresponding period of 2016, and $134.7 million, or $11.21 per share, for the second quarter of 2017, according to Frank B. Holding, Jr., chairman of the board. BancShares’ current quarter results generated an annualized return on average assets of 0.77 percent and an annualized return on average equity of 8.10 percent, compared to respective returns of 0.63 percent and 6.69 percent for the third quarter of 2016, and 1.58 percent and 17.10 percent for the second quarter of 2017.
For the nine months ended September 30, 2017, net income was $269.3 million, or $22.43 per share, compared to $172.8 million, or $14.39 per share, reported for the same period of 2016. Annualized returns on average assets and average equity were 1.06 percent and 11.37 percent, respectively, through September 30, 2017, compared to 0.72 percent and 7.73 percent, respectively, for the same period a year earlier. Year-to-date 2017 pre-tax earnings included gains of $134.7 million recognized in connection with the FDIC-assisted transactions of Guaranty Bank (Guaranty) of Milwaukee, Wisconsin, and Harvest Community Bank (HCB) of Pennsville, New Jersey. Year-to-date 2016 pre-tax earnings included gains of $5.8 million recognized in connection with the FDIC-assisted transactions of North Milwaukee State Bank (NMSB) of Milwaukee, Wisconsin, and First CornerStone Bank (FCSB) of King of Prussia, Pennsylvania, and $16.6 million of pre-tax income due to the early termination of certain FDIC shared-loss agreements.
THIRD QUARTER HIGHLIGHTS

•	Loans grew by $277.6 million to $23.15 billion, or by 4.8 percent on an annualized basis, during the third quarter of 2017, reflecting originated portfolio growth.

•
Net interest income increased $11.6 million, or by 4.4 percent, compared to the second quarter of 2017. The increase was primarily due to originated loan growth and higher interest income earned on non-purchased credit impaired (non-PCI) loans and overnight investments.

•
The taxable-equivalent net interest margin increased 7 basis points to 3.35 percent, compared to the second quarter of 2017, primarily due to an improvement in loan yields, higher loan balances and a higher federal funds rate.

•
BancShares remained well capitalized under Basel III capital requirements with a Tier 1 risk-based capital ratio of 12.95 percent, common equity Tier 1 ratio of 12.95 percent, total risk-based capital ratio of 14.34 percent and leverage capital ratio of 9.43 percent at September 30, 2017.

LOANS AND DEPOSITS
Loans at September 30, 2017, were $23.15 billion, a net increase of $277.6 million compared to June 30, 2017, representing growth of 4.8 percent on an annualized basis. Originated loans increased by $383.2 million, primarily related to growth in the commercial and residential mortgage portfolio. Originated loan growth was partially offset by a decline in purchased credit impaired (PCI) loans of $60.7 million primarily due to loan run-off and the sale of certain residential mortgage loans totaling $44.9 million sold at par during the quarter.
Loan balances increased by a net $1.41 billion, or 8.7 percent on an annualized basis, since December 31, 2016. This increase was primarily driven by $902.6 million of organic growth in the non-PCI portfolio and $483.6 million in non-PCI loans acquired in the Guaranty acquisition at September 30, 2017. The PCI portfolio increased over this period by $25.0 million, reflecting net PCI loans acquired from Guaranty and HCB of $104.3 million and $68.2 million, respectively, at September 30, 2017, offset by loan run-off of $147.5 million.
At September 30, 2017, deposits were $29.33 billion, a decrease of $122.4 million since June 30, 2017. The decrease was due to run-off in time deposits, money market accounts, interest-bearing savings and checking accounts, offset by organic growth in demand deposit accounts. Deposits increased by $1.17 billion, or 4.2 percent, since December 31, 2016, due to organic growth of $572.6 million primarily in demand deposit, interest-bearing savings and checking accounts, and the deposit balances from the Guaranty and HCB acquisitions of $586.0 million and $14.0 million, respectively, at September 30, 2017. These increases were offset by run-off in time deposits and money market accounts.
ALLOWANCE AND PROVISION FOR LOAN AND LEASE LOSSES
The allowance for loan and lease losses was $231.8 million at September 30, 2017, an increase of $3.0 million and $13.0 million from June 30, 2017, and December 31, 2016, respectively. The allowance as a percentage of total loans at September 30, 2017, was 1.00 percent, unchanged from June 30, 2017, and down from 1.01 percent at December 31, 2016.
BancShares recorded net provision expense of $7.9 million for loan and lease losses for the third quarter of 2017, compared to $12.3 million for the second quarter of 2017. The $4.4 million decrease in net provision expense was primarily due to lower originated loan growth in the current quarter compared to the second quarter and lower reserves on PCI loans due to reversals of previously identified impairment as a result of favorable updates in default rates for certain pools of PCI loans based on actual experience. Net provision expense increased $439 thousand from the third quarter of 2016 primarily due to higher net charge-offs.
NONPERFORMING ASSETS
At September 30, 2017, BancShares’ nonperforming assets, including nonaccrual loans and other real estate owned (OREO), were $145.1 million, down from $150.2 million at June 30, 2017, and $147.0 million at December 31, 2016. The decrease from June 30, 2017, was due to a $6.8 million decline in OREO, offset by a $1.7 million increase in nonaccrual loans, primarily in revolving mortgage loans. The decrease from December 31, 2016, was due to a $7.2 million decline in OREO, offset by a $5.3 million increase in nonaccrual loans, primarily in revolving and residential mortgage loans. The ratio of nonperforming assets to total loans, leases and other real estate owned was 0.63 percent, 0.65 percent and 0.67 percent at September 30, 2017, June 30, 2017 and December 31, 2016, respectively.
NET INTEREST INCOME
Net interest income increased $11.6 million, or by 4.4 percent, to $273.2 million from the second quarter of 2017. The increase was due to higher non-PCI loan interest income of $11.7 million and a $2.0 million increase in interest income earned on overnight investments. These increases were partially offset by a decrease in PCI loan interest income of $1.2 million, lower investment securities interest income of $700 thousand and an increase in interest expense of $225 thousand primarily related to higher rates paid on short-term borrowings.
Net interest income increased $37.3 million, or by 15.8 percent, from the third quarter of 2016. The increase was primarily due to a $24.9 million increase in non-PCI loan interest income due to originated loan volume and the contribution from the Guaranty acquisition, a $2.0 million increase in PCI loan interest income, a $6.3 million increase in investment securities interest income and a $4.6 million increase in interest income earned on excess cash held in overnight investments. Interest income earned on overnight investments was positively impacted by three 25 basis point increases in the federal funds rate since the third quarter of 2016 and an increase in average balances.
The taxable-equivalent net interest margin was 3.35 percent for the third quarter of 2017, an increase of 7 basis points from the second quarter of 2017 and an increase of 25 basis points from the same quarter in the prior year. The margin improvement compared to the second quarter of 2017 was primarily due to an improvement in loan yields, higher loan balances and a higher federal funds rate. The margin improvement compared to third quarter of 2016 was primarily due to improved loan and investment yields and higher loan balances.
NONINTEREST INCOME
Total noninterest income was $125.4 million for the third quarter of 2017. Excluding acquisition gains, noninterest income declined $85 thousand compared to the second quarter of 2017, primarily due to a $2.0 million decline in investment securities gains, offset by higher mortgage income of $1.8 million primarily resulting from mortgage servicing rights retained related to the sale of certain residential mortgage loans.
Noninterest income, excluding acquisition gains of $837 thousand in the third quarter of 2016, increased by $8.4 million from the same period last year. The increase was primarily due to higher merchant and cardholder income of $3.6 million resulting from higher sales volume and a $2.8 million increase in service charges on deposit accounts, primarily related to the Guaranty acquisition. Additionally, wealth management fees and investment securities gains increased $1.3 million and $1.0 million, respectively.
NONINTEREST EXPENSE
Noninterest expense increased by $1.4 million to $287.0 million, compared to the second quarter of 2017. The $3.8 million increase in processing fees paid to third parties and the $2.9 million increase in salaries and wages were primarily driven by the Guaranty acquisition. Additionally, collection and foreclosure-related expenses increased $1.1 million. These increases were offset by a $6.3 million decline in merger-related expenses.
Noninterest expense increased by $19.7 million from the same quarter last year, the result of a $13.3 million increase in salaries and wages primarily due to increased headcount and a $4.3 million increase in processing fees paid to third parties, primarily related to the Guaranty acquisition. Additionally, noninterest expense increased due to higher merchant and cardholder processing expense of $2.1 million related to higher sales volume and higher occupancy expense of $1.7 million. These increases were offset by a $3.2 million decline in merger-related expenses.
INCOME TAXES
Income tax expense was $36.6 million, $77.2 million and $27.5 million for the third quarter of 2017, second quarter of 2017, and third quarter of 2016, representing effective tax rates of 35.3 percent, 36.4 percent and 34.9 percent during the respective periods.
SHARE PURCHASE AUTHORITY
On October 24, 2017, BancShares' Board of Directors authorized the purchase of up to 800,000 shares of BancShares' Class A common stock.  Under that authority, BancShares may purchase shares from time to time from November 1, 2017 through October 31, 2018, on the open market or in privately negotiated transactions, and it may enter into a stock trading plan pursuant to the guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934.  The board's action replaces existing authority to purchase shares approved during 2016 and that expires on October 31, 2017.  It does not obligate BancShares to purchase any particular amount of shares, and purchases may be suspended or discontinued at any time.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for Raleigh, North Carolina-headquartered First-Citizens Bank & Trust Company (First Citizens Bank). First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 21 states, including digital banking, mobile banking, ATMs and telephone banking. As of September 30, 2017, BancShares had total assets of $34.58 billion.
For more information, visit First Citizens’ website at firstcitizens.com. First Citizens Bank. Forever First®.
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CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three months ended			Nine months ended
(Dollars in thousands, except share data; unaudited)	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
SUMMARY OF OPERATIONS
Interest income	$284,333	$272,542	$246,494	$817,732	$732,975
Interest expense	11,158	10,933	10,645	32,605	32,217
Net interest income	273,175	261,609	235,849	785,127	700,758
Provision for loan and lease losses	7,946	12,324	7,507	28,501	16,912
Net interest income after provision for loan and lease losses	265,229	249,285	228,342	756,626	683,846
Gain on acquisitions	—	122,728	837	134,745	5,831
Noninterest income excluding gain on acquisitions	125,387	125,472	117,004	366,134	357,542
Noninterest expense	286,967	285,606	267,233	836,918	777,207
Income before income taxes	103,649	211,879	78,950	420,587	270,012
Income taxes	36,585	77,219	27,546	151,242	97,220
Net income	$67,064	$134,660	$51,404	$269,345	$172,792
Taxable-equivalent net interest income	$274,272	$262,549	$237,146	$788,414	$704,829
PER SHARE DATA
Net income	$5.58	$11.21	$4.28	$22.43	$14.39
Cash dividends	0.30	0.30	0.30	0.90	0.90
Book value at period-end	275.91	269.75	256.76	275.91	256.76
CONDENSED BALANCE SHEET
Cash and due from banks	$296,386	$556,772	$495,705	$296,386	$495,705
Overnight investments	2,432,233	2,882,789	2,997,086	2,432,233	2,997,086
Investment securities	6,992,955	6,596,530	6,384,940	6,992,955	6,384,940
Loans and leases	23,149,073	22,871,465	21,296,980	23,149,073	21,296,980
Less allowance for loan and lease losses	(231,842)	(228,798)	(211,950)	(231,842)	(211,950)
Other assets	1,945,349	2,091,092	2,009,149	1,945,349	2,009,149
Total assets	$34,584,154	$34,769,850	$32,971,910	$34,584,154	$32,971,910
Deposits	$29,333,949	$29,456,338	$27,925,253	$29,333,949	$27,925,253
Other liabilities	1,936,374	2,073,661	1,962,909	1,936,374	1,962,909
Shareholders’ equity	3,313,831	3,239,851	3,083,748	3,313,831	3,083,748
Total liabilities and shareholders’ equity	$34,584,154	$34,769,850	$32,971,910	$34,584,154	$32,971,910
SELECTED PERIOD AVERAGE BALANCES
Total assets	$34,590,503	$34,243,527	$32,655,417	$34,113,525	$32,176,082
Investment securities	6,906,345	7,112,267	6,452,532	7,033,878	6,582,604
Loans and leases	22,997,195	22,575,323	21,026,510	22,511,818	20,678,838
Interest-earning assets	32,555,597	32,104,717	30,446,592	31,991,031	29,995,602
Deposits	29,319,384	29,087,852	27,609,418	28,982,354	27,274,646
Interest-bearing liabilities	19,484,663	19,729,956	19,114,740	19,627,222	19,091,511
Shareholders’ equity	$3,284,044	$3,159,004	$3,058,155	$3,167,684	$2,987,455
Shares outstanding	12,010,405	12,010,405	12,010,405	12,010,405	12,010,405
SELECTED RATIOS
Annualized return on average assets	0.77%	1.58%	0.63%	1.06%	0.72%
Annualized return on average equity	8.10	17.10	6.69	11.37	7.73
Taxable-equivalent net interest margin	3.35	3.28	3.10	3.29	3.14
Efficiency ratio (1)	72.24	74.43	75.81	72.99	75.88
Tier 1 risk-based capital ratio	12.95	12.69	12.50	12.95	12.50
Common equity Tier 1 ratio	12.95	12.69	12.50	12.95	12.50
Total risk-based capital ratio	14.34	14.07	13.96	14.34	13.96
Leverage capital ratio	9.43	9.33	9.07	9.43	9.07
(1) The efficiency ratio is a non-GAAP financial measure which measures productivity and is generally calculated as noninterest expense divided by total revenue (net interest income and noninterest income). The efficiency ratio removes the impact of BancShares’ securities gains, acquisition gains and FDIC shared-loss termination from the calculation. Management uses this ratio to monitor performance and believes this measure provides meaningful information to investors.

ALLOWANCE FOR LOAN AND LEASE LOSSES AND ASSET QUALITY DISCLOSURES

	Three months ended			Nine months ended
(Dollars in thousands, unaudited)	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL)
ALLL at beginning of period	$228,798	$220,943	$208,008	$218,795	$206,216
Provision (credit) for loan and lease losses:
PCI loans (1)	(537)	2,572	77	(810)	(4,066)
Non-PCI loans (1)	8,483	9,752	7,430	29,311	20,978
Net charge-offs of loans and leases:
Charge-offs	(8,494)	(9,423)	(6,210)	(26,688)	(18,567)
Recoveries	3,592	4,954	2,645	11,234	7,389
Net charge-offs of loans and leases	(4,902)	(4,469)	(3,565)	(15,454)	(11,178)
ALLL at end of period	$231,842	$228,798	$211,950	$231,842	$211,950
ALLL at end of period allocated to loans and leases:
PCI	$12,959	$13,496	$11,632	$12,959	$11,632
Non-PCI	218,883	215,302	200,318	218,883	200,318
ALLL at end of period	$231,842	$228,798	$211,950	$231,842	$211,950
Net charge-offs of loans and leases:
PCI	$—	$—	$—	$—	$614
Non-PCI	4,902	4,469	3,565	15,454	10,564
Total net charge-offs	$4,902	$4,469	$3,565	$15,454	$11,178
Reserve for unfunded commitments	$1,309	$1,133	$379	$1,309	$379
SELECTED LOAN DATA
Average loans and leases:
PCI	$865,580	$858,053	$892,115	$860,408	$921,151
Non-PCI	22,131,615	21,717,270	20,134,395	21,651,410	19,757,687
Loans and leases at period-end:
PCI	834,167	894,863	868,200	834,167	868,200
Non-PCI	22,314,906	21,976,602	20,428,780	22,314,906	20,428,780
RISK ELEMENTS
Nonaccrual loans and leases:
PCI	$1,017	$1,312	$4,142	$1,017	$4,142
Non-PCI	90,064	88,067	87,043	90,064	87,043
Other real estate	53,988	60,781	68,964	53,988	68,964
Total nonperforming assets	$145,069	$150,160	$160,149	$145,069	$160,149
Accruing loans and leases 90 days or more past due	$68,250	$76,778	$69,312	$68,250	$69,312
RATIOS
Net charge-offs (annualized) to average loans and leases:
PCI	—%	—%	—%	—%	0.09%
Non-PCI	0.09	0.08	0.07	0.10	0.07
Total	0.08	0.08	0.07	0.09	0.07
ALLL to total loans and leases:
PCI	1.55	1.51	1.34	1.55	1.34
Non-PCI	0.98	0.98	0.98	0.98	0.98
Total	1.00	1.00	1.00	1.00	1.00
Ratio of nonperforming assets to total loans, leases and other real estate owned:
Covered	0.35	0.35	0.75	0.35	0.75
Noncovered	0.63	0.66	0.75	0.63	0.75
Total	0.63	0.65	0.75	0.63	0.75
(1) Loans and leases are evaluated at acquisition and where a discount is noted at least in part due to credit quality, the loans are accounted for under the guidance in ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Loans for which it is probable at acquisition that all required payments will not be collected in accordance with the contractual terms are considered purchased credit-impaired (PCI) loans. PCI loans and leases are recorded at fair value at the date of acquisition. No allowance for loan and lease losses is recorded on the acquisition date as the fair value of the acquired assets incorporates assumptions regarding credit risk. An allowance is recorded if there is additional credit deterioration after the acquisition date. Conversely, Non-PCI loans include originated and purchased non-impaired loans.

AVERAGE BALANCE AND NET INTEREST MARGIN SUMMARY

	Three months ended
	September 30, 2017			June 30, 2017			September 30, 2016
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands, unaudited)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
INTEREST-EARNING ASSETS
Loans and leases (1)	$22,997,195	$247,262	4.27%	$22,575,323	$236,580	4.20%	$21,026,510	$220,480	4.17%
Investment securities:
U. S. Treasury	1,617,153	4,580	1.12	1,622,936	4,453	1.10	1,528,010	3,018	0.79
Government agency	41,001	171	1.66	52,049	203	1.56	321,664	711	0.88
Mortgage-backed securities	5,075,795	23,912	1.88	5,278,731	24,756	1.88	4,470,507	18,833	1.69
Corporate bonds	62,338	974	6.25	60,356	932	6.17	43,535	648	5.95
Other	110,058	164	0.59	98,195	154	0.63	88,816	316	1.41
Total investment securities	6,906,345	29,801	1.72	7,112,267	30,498	1.72	6,452,532	23,526	1.46
Overnight investments	2,652,057	8,367	1.25	2,417,127	6,404	1.06	2,967,550	3,785	0.51
Total interest-earning assets	$32,555,597	$285,430	3.48%	$32,104,717	$273,482	3.42%	$30,446,592	$247,791	3.24%
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Checking with interest	$4,981,667	$255	0.02%	$4,978,159	$253	0.02%	$4,475,963	$231	0.02%
Savings	2,320,899	173	0.03	2,293,589	188	0.03	2,055,877	157	0.03
Money market accounts	8,053,197	1,690	0.08	8,107,107	1,688	0.08	8,060,290	1,568	0.08
Time deposits	2,559,977	1,721	0.27	2,745,473	2,003	0.29	2,900,840	2,501	0.34
Total interest-bearing deposits	17,915,740	3,839	0.09	18,124,328	4,132	0.09	17,492,970	4,457	0.10
Repurchase agreements	594,344	613	0.41	718,700	539	0.30	766,893	489	0.25
Other short-term borrowings	86,631	816	3.71	87,609	637	2.88	12,162	51	1.68
Long-term obligations	887,948	5,890	2.61	799,319	5,625	2.82	842,715	5,648	2.68
Total interest-bearing liabilities	$19,484,663	$11,158	0.22	$19,729,956	$10,933	0.22	$19,114,740	$10,645	0.22
Interest rate spread			3.26%			3.20%			3.02%
Net interest income and net yield on interest-earning assets		$274,272	3.35%		$262,549	3.28%		$237,146	3.10%
(1) Loans and leases include PCI loans, non-PCI loans, nonaccrual loans and loans held for sale.
(2) Yields related to loans, leases and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only are stated on a taxable-equivalent basis assuming statutory federal income tax rates of 35.0 percent for each period and state income tax rates of 3.1 percent, 3.1 percent and 5.5 percent for the three months ended September 30, 2017, June 30, 2017 and September 30, 2016, respectively. The taxable-equivalent adjustment was $1,097, $940 and $1,297 for the three months ended September 30, 2017, June 30, 2017 and September 30, 2016, respectively.